Release: IMMEDIATE                                Contact:  Bernard R. Patriacca
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           MACROCHEM REPORTS FDA HAS PLACED ITS INDs ON CLINICAL HOLD


         October 11, 2002, Lexington, MA -- MacroChem Corp. (NASDAQ: MCHM) announced today that the Food and Drug Administration (FDA) has advised the Company that further clinical trials of MacroChem's drugs containing its absorption enhancer SEPA(R) have been placed on clinical hold until issues regarding a transgenic mouse carcinogenicity study have been resolved. During the clinical hold, the Company will be unable to conduct human clinical trials on its SEPA-based investigational drug products.

         According to the FDA, the Executive Committee of its Carcinogenicity Advisory Committee has determined that SEPA is responsible for carcinogenic findings in a six-month transgenic Tg.AC mouse assay. That study, which was conducted by MacroChem in 1999 and reported to the FDA in February 2000, yielded no adverse effects at SEPA doses up to 50 mg/kg/day. At the two highest doses used in the study, skin injury and inflammation preceded the development of papillomas in the treated animals. In contrast, similar skin injury and inflammation was not observed at the lower doses used in the study. The Company believes the papillomas noted at the high doses are a response to skin injury and inflammation in the transgenic mice and not a direct effect of SEPA.

         In addition to the transgenic mouse study, MacroChem has completed and submitted to the FDA results from a range of genetic and dermal toxicity studies of SEPA in animals, as well as a two-year rat carcinogenicity study. Results from these studies showed that SEPA was not genotoxic and not carcinogenic.

         "We are committed to working with FDA to resolve these issues so that we may continue our clinical development efforts as rapidly as possible," said Robert J. Palmisano, President and Chief Executive Officer of MacroChem.

         MacroChem develops topical pharmaceuticals based on its platform absorption-enhancement technology, SEPA(R). Its three lead developmental products are Topiglan(R), a treatment for erectile dysfunction; EcoNail(TM), a SEPA-enhanced nail lacquer to treat nail fungus; and Opterone(TM), a SEPA-enhanced testosterone for hypogonadism.

                                      -end-

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